Exhibit 10.1

KemPharm, Inc.

Employment Agreement

This Employment Agreement (“Agreement”) is made and entered into effective as of April 1, 2015, by and between KemPharm, Inc., a Delaware corporation (the “Company”) and R. Laduane Clifton (“Executive”) (each being a “Party” hereto and together constituting the “Parties”).

Whereas, the Company desires to employ the Executive as its Vice President of Finance, Corporate Controller under the terms and conditions set forth below.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment.

A.Employment.  Company hereby desires to employ Executive and Executive hereby accepts such employment with Company as Vice President of Finance, Corporate Controller, or in such other capacities as Company shall reasonably determine from time to time, upon the terms and conditions set forth in this Agreement.

B.Effective Date and Term.  Company’s continued employment of Executive under this Agreement shall commence effective as of April 1, 2015 (the “Effective Date”), and continue until the Date of Termination (defined in Section 4(A)) (hereinafter such period of time from the commencement until termination of employment shall be referred to as the “Employment Term”).

C.Duties of Executive.  During the Employment Term, all of the following shall apply:  Executive shall carry out, perform and comply with such reasonable and lawful orders, directions, and written rules and policies (including those rules and policies memorialized in meeting minutes) as are assigned or set by Company’s Chief Executive Officer (the “CEO”) or Chief Financial Officer (the “CFO”) from time to time.  Executive shall report to, receive directions from and be reviewed by the CFO.  Executive’s duties shall include the duties and responsibilities commonly associated with a Vice President of Finance, Corporate Controller of a company similar to Company.  Subject to the limitations of Section 4(E)(3)(iv), the CEO and CFO retain the right to modify Executive’s job title and responsibilities pursuant to the legitimate business needs of Company.

D.Duty of Loyalty.  During the Employment Term, Executive shall not, without the prior written consent of the CEO or CFO, accept other employment or render or perform other services for compensation.  Executive shall devote Executive’s full business time and attention and Executive’s best efforts to the faithful performance of Executive’s duties as an executive officer and employee of Company.  Executive’s expenditure of reasonable amounts of time for teaching, personal business, or on behalf of charitable or professional organizations shall not be deemed a breach of this Agreement, provided such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

E.Place of Performance.  Executive’s principal place of employment during the Employment Term will be at the Company’s headquarters in the Orlando, FL area.  Notwithstanding the foregoing, Executive understands and agrees that Executive’s presence may be required at other Company worksites, or Executive may be required to travel for business, in each case, in accordance with Executive’s duties and responsibilities under this Agreement, as business needs require or may change over time and as reasonably requested by the CEO or CFO.

2.Compensation and Benefits. In consideration of the services to be rendered by Executive pursuant to this Agreement, as well as Executive’s covenants set forth in this Agreement, Company shall pay to Executive the following compensation, which shall be the entire and exclusive compensation for all of Executive’s services rendered and other obligations taken on Company’s behalf:

A.Annual Base Salary.  During the Employment Term, Company shall pay to Executive an annualized base salary of $182,000 (the “Base Salary”).  For calendar years in which Executive is employed for less than the full year, the Base Salary shall be prorated and accrue on a per diem basis for only those days on which Executive was employed during the Employment Term.  The Base Salary will be paid by Company in equal installments according to Company’s customary payroll practices, but in any event not less frequently than monthly, and shall be subject to all mandatory and voluntary payroll deductions.  Executive’s Base Salary shall be reviewed periodically by the Company’s Board of Directors (“Board of Directors”) or the Compensation Committee of the Board of Directors (the “Compensation Committee”) if so designated and may be appropriately increased from time to time in the sole discretion of Board of Directors or the Compensation Committee, as applicable.

B.Incentive Compensation.  During the Employment Term, Executive shall be entitled to participate in all short-term and long-term incentive programs established by Company, at such levels as the Board of Directors or Compensation Committee determines.  Executive’s annual short-term incentive opportunity target shall be no less than 25% of the Base Salary, as such percentage may be increased from time to time (the “Target Annual Bonus”).  The actual amount of such annual incentive compensation shall be determined in accordance with the applicable plans based on achievement of individual and Company performance objectives established in advance by the Board of Directors or the Compensation Committee, taking into account input from the CEO and CFO, and such actual annual short term incentive compensation amount may be more or less than the target amount.  No minimum incentive is guaranteed.

C.Equity Compensation.  Upon the terms and conditions set forth in the following subsection, Company shall grant to Executive options to purchase shares of Company’s common stock (“Common Stock”) pursuant to and in accordance with the terms and conditions of Company's Incentive Stock Plan, or a successor plan (the “Stock Plan”) and Company’s form of option or stock grant agreement, as applicable.  Company shall grant Executive stock options to purchase 160,000 shares of Common Stock (the “Sign-On Options”).  The Sign-On Options shall have an exercise price equal to the fair market value of the Common Stock as of the grant date of the Sign-On Options.  The Sign-On Option shall vest in equal shares over a four-year period commencing from the date of grant and, with 25% of the options vesting on the one-year anniversary of the Effective Date, and then the remainder of unvested options vesting on an annual basis thereafter until such time that all such shares are fully vested and exercisable.

D.Retirement, Welfare and Other Benefit Plans and Programs.  During the Employment Term, Executive shall be entitled to participate in the employee retirement and welfare benefit plans and programs made available to Company’s other senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans, including but not limited to, life, health and disability plans, and a 401(k) retirement plan and similar or other plans.  During the Employment Term, Executive shall be eligible for vacation, sick leave and holidays in accordance with Company’s vacation, sick and holiday and other pay for time not worked policies.  Nothing in this Agreement or otherwise shall prevent Company from amending or terminating after the Effective Date any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as Company deems appropriate, and Executive’s participation in any such plan, program, policy and perquisite shall be subject to the terms, provisions, rules and regulations thereof.

E.Reimbursement of Expenses.  During the Employment Term, Company shall reimburse Executive for all reasonable and necessary business expenses that Executive incurs while performing Executive’s duties under this Agreement in accordance with Company’s general policies of expense reimbursement in effect from time to time.

3.Company Policies and Procedures. Executive agrees to observe and comply with the reasonable and lawful policies and procedures of Company as adopted by the Board of Directors in writing or reflected in the formal minutes of the Board of Directors or committee thereof, respecting performance of Executive’s duties and to carry out and to perform the reasonable and lawful orders and directions stated by Company to Executive, from time to time, either orally or in writing.

4.Termination.

A.Notice of Termination and Date of Termination.  Each Party must give written notice to the other of the intent to terminate this Agreement and Executive’s employment hereunder (“Notice of Termination”). The Notice of Termination must specify a date of termination of employment, which shall incorporate any period of notice required by this Section 4 (“Date of Termination”).  Executive may terminate Executive’s employment at any time by giving the Company Notice of Termination at least 30 days prior to the Date of Termination designated by Executive. Company may terminate Executive’s employment at any time by giving Executive a Notice of Termination at least 30 days prior to the Date of Termination designated by the Company.

B.Executive’s Death or Total Disability.  Executive’s employment under this Agreement shall terminate upon the date of Executive’s death.  Additionally, if, during the Employment Term, Executive suffers a Total Disability (as defined below), then Company may terminate Executive’s employment under this Agreement by giving Executive a Notice of Termination specifying the Date of Termination.  Upon such termination due to death or Total Disability, Company shall pay to Executive or Executive’s estate (i) any Base Salary that has fully accrued but not been paid as of the effective date of such termination, as well as any vested and accrued employment benefits subject to the terms of any applicable employment benefit arrangements and applicable law (“Accrued Benefits”) and (ii) a prorated bonus for the year in which Executive’s death or Disability occurs, which bonus shall be calculated and paid in the same manner as set forth below in Section 4(E)(1)(b).  All other rights and benefits of Executive and Executive’s dependents hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.  Executive shall be deemed to have suffered a “Total Disability” if (a) Executive is granted long-term disability benefits under Company’s long-term disability plan or (b) Executive becomes physically or mentally disabled so that Executive is unable to perform the essential functions of Executive’s job, with or without reasonable accommodation in accordance with the Americans with Disabilities Act and its amendments, for a period of 180 consecutive days.

C.Cooperation after Notice of Termination. Following any Notice of Termination by either Company or Executive, Executive, if requested by Company, shall reasonably cooperate with Company in all matters relating to the winding up of Executive’s pending work on behalf of Company and the orderly transfer of any such pending work to other employees of Company as may be reasonably designated by Company following the Notice of Termination.  Executive shall not receive any additional compensation during the Employment Term, other than Executive’s Base Salary, for any services that Executive renders as provided in this Section 4(C).  For each day that Executive performs services under this Section 4(C) after the Employment Term, Executive shall be reimbursed for his reasonable out-of-pocket expenses and Company shall pay Executive a per diem cash amount equal to 130% of Executive’s Base Salary rate on the Date of Termination.

D.Surrender of Records and Property.  Upon termination of employment, Executive shall promptly turn-over or deliver to Company at Company’s expense all property of Company in Executive’s possession, custody, or control, including without limitation thereto: records (paper and electronic), files (paper and electronic), documents (paper and electronic), electronic mail (e-mail) on Company accounts, letters, financial information, memorandum, notes, notebooks, contracts, project manuals, specifications, reports, data, tables, calculations, data, electronic information, and computer disks, in all cases whether or not such property constitutes Confidential Information (as defined below), and all copies thereof; all keys to motor vehicles, offices or other property of Company; and all computers, cellular phones and other property of Company. If any of the foregoing property of Company is electronically stored on a computer or other storage medium owned by Executive or a friend, family member or agent of Executive, such information shall be copied onto a computer disk to be delivered to Company together with a written statement of Executive that the information has been deleted from such person’s computer or other storage medium.

5.Section 280G of the Code.

A.Shareholder Approval, etc.  At any time when Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, if a nationally recognized United States public accounting firm selected (and paid for) by Company (the “Accountant”) determines that any payment or benefit (including any accelerated vesting of equity awards) made or provided, or to be made or provided, by Company (or any successor thereto or affiliate thereof) to or for the benefit of Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with Company (or any successor thereto or affiliate thereof) or otherwise in connection with, or arising out of, a change in ownership or an effective control of Company or of a substantial portion of assets (any such payment or benefit, a “Parachute Payment”), will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), if Executive waives Executive’s right to receive all or a portion of the Parachute Payments unless such Parachute Payments are approved by the shareholders pursuant to Treas. Reg. Section 1.280G-1, Q&A-7, Company shall in good faith seek to obtain approval of payment of such waived Parachute Payments in accordance with the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7.

B.Better Off.  If, following the date when Company ceases to be corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, it is determined by the Accountant that Executive shall become entitled to a Parachute Payment, which Parachute Payment shall be subject to the Excise Tax, then Company shall cause to be determined, before any amounts of any Parachute Payment is paid to Executive, which of the following two alternative forms of payment would result in Executive, on an after-tax basis, retaining the greater amount of Parachute Payments, notwithstanding that all or a portion of the Parachute Payments may be subject to the Excise Tax: (a) payment in full of all Parachute Payments or (b) payment of only a part of the Parachute Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  For purposes of this Section 5(B), the Accountant shall take into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at Executive’s actual marginal tax rate).  If a Reduced Payment is made, (i) Executive shall have no rights to any additional payments and/or benefits constituting the Parachute Payments, and (ii) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in Section 5(C).

C.Method of Determination.  One or more determinations (each a “Tax Determination”) as to whether any of the Parachute Payments will be subject to the Excise Tax shall be made by the Accountant (with all costs related thereto paid by Company).  For purposes of determining whether any of the Parachute Payments will be subject to the Excise Tax:  (i) all of the Parachute Payments shall be treated as “parachute payments” (within the meaning of Section 280G of the Code) unless and to the extent that in the written advice of the Accountant, certain Payments should not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of Section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises Company that such excess parachute payments are not subject to the Excise Tax.

6.Intellectual Property.

A.Work Product.  During the Employment Term, Executive will be expected to perform duties which may lead to and include the discovery, creation, development, or expression of inventions, discoveries, developments, modifications, procedures, ideas, innovations, systems, programs, know-how, literary properties, chemical or biological data, computer software, improvements, processes, methods, formulas, systems, creative works and techniques (collectively, hereinafter “Work Product”).

B.Assignment.  Executive hereby assigns and transfers to Company, and agrees that Company shall be the sole owner of all Work Product conceived, developed or made by Executive (alone or with others), whether during working hours or at any other time, in whole or in part during Executive’s employment with Company (including prior to,  during and after the Employment Term), whether at the request or upon the suggestion of Company or otherwise, which are useful in, or directly or indirectly related to Company’s business or any contemplated business of Company or which relate to, or are conceived, developed, or made in the course of, Executive’s employment or which are developed or made from, or by reason of knowledge gained from, such employment.

C.Work for Hire.  Executive hereby agrees that all work or other material containing or reflecting any Work Product shall be deemed a work made for hire under the U.S. Copyright Act.  To the extent any such Work Product is determined that it is not a work made for hire, Executive hereby assigns to Company all of Executive’s right, title and interest, including all rights of copyright, patent, trade secret and other intellectual property rights, in, to and under the Work Product.

D.Continuing Obligations.  Executive agrees to disclose promptly all Work Product conceived or made by Executive (alone or with others) to which Company is entitled to as provided herein, and agrees not to disclose such Work Product to others except as required by law or as is reasonably necessary or appropriate in connection with the performance of Executive’s duties as an employee and officer of Company, without the express written consent of Company.  Executive further agrees that during the Employment Term and at any time thereafter, Executive will, upon request by Company, provide all assistance reasonably required to protect, perfect and use the Work Product, including execution of proper assignments to Company of any and all such Work Product to which Company is entitled, execution of all papers and performance all other lawful acts which Company may deem necessary or advisable for the preparation, prosecution, procurement and maintenance of trademarks, copyrights and or patent applications, and execution of any and all proper documents as shall be required or necessary to vest title in Company to such Work Product.  It is understood that all expenses in connection with such trademarks, copyrights or patents, and all applications related thereto, shall be borne by Company, however Company is under no obligation to protect such Work Product, except at its own discretion and to such extent as Company shall deem desirable.  Executive shall not receive any additional compensation during the Employment Term, other than Executive’s Base Salary, for any services that Executive renders as herein provided.  For each day that Executive performs services under this Section 6(D) after the Employment Term, Executive shall be reimbursed for his reasonable out-of-pocket expenses and Company shall pay Executive a per diem cash amount equal to 130% of Executive’s Base Salary rate on the Date of Termination.

7.Confidential Information.

A.Confidential Information.  The term “Confidential Information” means all information related to Company’s business, which exists or is developed at any time while Executive is an employee, officer and/or director of Company (including prior to,  during and after the Employment Term), including without limitation: (i) strategic and development plans, financial information, equity investors, business plans, co-developer identities, business relationships, business records, project records, market reports, information relating to processes and techniques, technology, research, data, development, trade secrets, know-how, discoveries, ideas, concepts, specifications, diagrams, inventions, technical and statistical data, designs, drawings, models, flow charts, engineering, products, invention disclosures, patent applications, chemical and molecular structures, synthetic pathways, biological data, safety data, clinical data, developmental data, development route, manufacturing processes, synthetic techniques, analytical data, Work Product, and any and all other proprietary and sensitive information, disclosed or learned, whether oral, written, graphic or machine-readable, whether or not marked confidential or proprietary, whether or not patentable, whether or not copyrightable, including the manner and results in which any such Confidential Information may be combined with other information or synthesized or used by Company, which could prove beneficial in enabling a competitor to compete with Company; or (ii) information that satisfies the definition of a “trade secret” as that term is defined in the Iowa Uniform Trade Secrets Act, IA Code Chpt. 550, as amended from time to time; provided, however, that information that is in the public domain (other than as a result of a breach by Executive of this Section 7), approved for release by Company, or lawfully obtained from a third party who is not known by Executive (after Executive’s reasonable inquiry) to be bound by a confidentiality agreement with Company is not Confidential Information.

B.Acknowledgements.  Executive acknowledges and agrees that: (1) Executive’s position with Company is one of high trust and confidence, (2) the Confidential Information constitutes a valuable, special and unique asset which Company uses to obtain a competitive advantage over its competitors, (3) Executive’s protection of such Confidential Information against unauthorized use or disclosure is critically important to Company in maintaining its competitive advantage, (4) all Confidential Information is the property of Company, and (5) Executive shall acquire no right, title or interest in, to or under any such Confidential Information.

C.Nondisclosure.  Executive promises that, unless legally compelled to do so, Executive will never (before, during or after the Employment Term): (1) disclose any Confidential Information to any person other than (i) an officer or director of Company; or (ii) any other person who is bound by nondisclosure restrictive covenants to Company and to whom disclosure of such Confidential Information is reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee and officer of Company; or (2) use any Confidential Information except to the extent it is reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee and officer of Company.  Executive promises to take all reasonable precautions to prevent the inadvertent or accidental disclosure or misuse of any Confidential Information.  In the event Executive receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or governmental body, Executive promises, to the extent permissible by law, to (a) notify Company immediately of the existence, terms and circumstances surrounding such request, (b) consult with Company on the advisability of taking legally available steps to resist or narrow such request, (c) if disclosure is required, furnish only such portion of the Confidential Information as Executive is legally compelled to disclose; and (e) exercise Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

8.Noncompetition.

A.Restricted Period.  As used in this Agreement, the term “Restricted Period” means throughout the Employment Term and continuing until the end of the twelve month period following the date on which Executive's employment with Company is terminated for any reason (whether voluntary or involuntary).

B.Prohibition on Competition.  Executive hereby covenants and agrees that, until the expiration of the Restricted Period, except for any activity identified on Exhibit A, Executive will not serve as an officer, director, employee, independent contractor, consultant or agent of, or have any ownership interest in, any business entity which engages in any activities anywhere in the world that are materially similar to or competitive with Company’s pharmaceutical prodrug development and Commercialization (as defined below) activities in the fields of (i) opioid products for the treatment of pain, (ii) stimulant products for the treatment of ADHD, and/or (iii) such other products which Company is actively and demonstrably developing and/or Commercializing at the time Executive’s employment is terminated.  If a court of competent jurisdiction finds this non-competition provision invalid or unenforceable due to unreasonableness in time, geographic scope, or scope of Company’s business, then Executive agrees that such court shall interpret and enforce this provision to the maximum extent that such court deems reasonable.  For purposes of this Agreement, “Commercialize” or “Commercialization” means the sales and marketing phase with regard to a specific drug candidate in a specific country or region following the regulatory approval of said drug candidate in the applicable country or region.

C.Exceptions.  Executive’s ownership of less than 5% of the stock of a company that is competitive with the activities of Company as described in Section 8(B) and listed on a national securities exchange shall not be deemed to violate the prohibitions of Section 8(B).  Also, Executive shall not be considered to have violated Section 8(B) with respect to the purchasing entity if there is a Sale and Executive becomes an employee, officer, director or shareholder of the purchasing entity.   The term “Sale” means the sale of more than 50% of the equity of Company, a merger of Company with an entity the equity of which after the merger the stockholders of Company immediately prior to such merger own less than 50%, or the sale of all or substantially all of the assets of Company, in any case to a person or entity not affiliated with Company.  Neither a recapitalization nor change of form of Company shall be considered a Sale.  Additionally, a “Sale” shall not be deemed to have occurred as a result of a lender exercising any of its remedies in connection with the occurrence or continuation of an event of default under that certain Facility Agreement, to be dated as of or around May 30, 2014, by and between Company and Deerfield Private Design Fund III, L.P.

9.Nonsolicitation of Employees.  Until the expiration of the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own account or for any other person or entity: (a) employ, solicit, induce, advise, or otherwise convince, interfere with Company’s employment of, or offer employment to, any employee of Company; (b) employ or otherwise interfere with Company’s engagement with, or offer employment to, any consultant of Company; or (c) induce or attempt to induce any such employee or  consultant to breach their employment agreement or relationship or consulting agreement or relationship with Company; provided, however, that Executive shall not be in breach of this provision if any such employee or consultant, without inducement or solicitation by Executive, applies for employment at Executive’s subsequent employer in response to a general advertisement soliciting employment.

10.Reasonableness Of Restrictions; Remedies.  Executive has carefully read and considered the restrictive covenants set forth in Sections 7 – 9 hereof, and understands Executive’s obligations thereunder, the limitations such obligations will impose upon Executive after termination of Executive’s employment with Company, and that the Restricted Period extends for 12 months after the termination of Executive’s employment.  Executive has had full opportunity to review with Executive’s personal attorney this Agreement, including Sections 7 – 9, before executing the Agreement.  Executive agrees that, as a result of Executive’s position with Company, the length of the Restricted Period and each restriction set forth in Sections 7, 8 and 9 herein are (1) fair and reasonable, (2) reasonably required for the protection of the legitimate business interests and goodwill established by Company, and (3) not overly broad or unduly burdensome to Executive. Executive acknowledges that Executive’s compliance with Executive’s obligations and restrictive covenants set forth in this Agreement is necessary to protect the business and goodwill of Company. Executive agrees that Executive’s breach of Executive’s obligations and/or restrictive covenants under this Agreement may irreparably and continually damage Company, for which money damages may not be adequate.  Consequently, Executive agrees that in the event that Executive breaches or threatens to breach any of the covenants or agreements contained herein, Company shall be entitled to:  (a) seek injunctive relief to prevent or halt Executive from breaching this Agreement; and (b) money damages as determined appropriate by a court of competent jurisdiction.  Executive hereby agrees that injunctive relief may be granted by a court of competent jurisdiction without the necessity of Company to post bond, or if required to post bond, Executive agrees that the lowest amount permitted shall be adequate.  Nothing in this Agreement shall be construed to prohibit Company from pursuing any other remedy available or from seeking to enforce any restrictive covenants to a lesser extent than set forth herein.  The Parties agree that all remedies shall be cumulative.

11.No Prior Restrictions.  Executive hereby represents and warrants to Company that the execution, delivery, and performance by Executive of Executive’s duties under this Agreement do not violate any provision of any agreement or restrictive covenant which Executive has with any former employer or any other entity.  Executive further agrees to honor and inform Company of any and all post-employment obligations Executive has to any former employer or any other entity with which Executive has or had a business relationship.

12.Notices.  Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in the case of Company, addressed to Company’s principal office marked attention to Company’s president, and in the case of Executive, addressed to Executive’s personal address as appearing in Company’s payroll records, and in each case to such other mail address, e-mail address, or facsimile number as may hereafter be furnished in writing by either Party to the other Party.  Such notice will be deemed to have been given as of the date it is hand delivered, emailed, faxed or three days after deposit in the U.S. mail.

13.Likeness.  Executive hereby grants to Company a license to use, without further compensation or approval from Executive, Executive’s name, image, portrait, voice, likeness and all other rights of publicity, or any derivative or modification thereto that Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to Company’s business and consistent with professional business standards, and does not disparage or denigrate Executive.  Provided, however, if written notice is provided to Company by Executive following termination of Executive’s employment requesting that Company cease using Executive’s likeness, Company has 30 days to cease using Executive’s likeness in the manner set forth in the notice.

14.Section 409A; Section 162(m).

A.This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable.  Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid  in a lump sum payment within 10 days after the end of the six month period.  If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the day of Executive’s death.  The Parties agree that this Section 14 shall not be construed in a manner so as to accelerate any payments due under this Agreement.

B.All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Executive, directly or indirectly, designate the calendar year of a payment.   All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

C.Executive agrees that if the stock of the Company becomes publicly traded, Executive will make any amendments to the Agreement that the Company deems necessary to allow performance-based compensation to qualify for the “qualified performance-based compensation” exception to Section 162(m) of the Code.

15.INDEMNIFICATION; LIABILITY INSURANCE. Company shall indemnify and hold Executive harmless to the fullest extent permitted by the laws of Company’s state of organization or incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s performance of Executive’s duties and obligations with Company. Executive will be entitled to be covered, both during and, while potential liability exists, by any insurance policies the Employer may elect to maintain generally for the benefit of officers and directors of the Employer against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer or director of Company in the same amount and to the same extent as Company covers its other officers and directors.  These obligations shall survive the termination of Executive’s employment with Company.

16.General Provisions.

A.Successors and Assigns.  The rights and obligations under this Agreement shall survive the termination of Executive’s services to Company in any capacity and shall inure to the benefit and shall be binding upon Executive’s heirs and personal representatives.  Executive’s duties and obligations are personal in nature and Executive may not assign or delegate any duties under this Agreement without Company’s prior written approval.  Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if no such succession had taken place and Executive acknowledges that in such event the obligations of Executive hereunder will continue to apply in favor of the successor.  As used in this Agreement, “Company” shall mean Company and any such successor which assumes and agrees to perform the duties and obligations of Company under this Agreement by operation of law or otherwise.

B.Survival of Certain Terms. The terms, conditions and covenants set forth in this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment, including, without limitation, the restrictive covenants contained in Sections 7 – 9, shall survive the termination of this Agreement and Company’s employment of Executive hereunder, and the Parties shall remain bound by such terms, conditions and covenants.

C.Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the procedural and substantive laws of the State of Iowa, without regard to its conflicts of laws provisions.  The litigation of any disputes arising out of this Agreement shall take place in the appropriate federal or state court located in Johnson County, Iowa.  The parties, to the extent they can legally do so, hereby consent to service of process, and to be sued in the State of Iowa and consent to the exclusive jurisdiction of the courts of the State of Iowa and the United States District Court for the Southern District of Iowa, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in such courts.  Notwithstanding the foregoing, should Executive refuse to comply with an order or judgment of such court, then Company may enforce this Agreement and the order or judgment of such court in any jurisdiction it deems appropriate.

D.Severability, Reform.  If any provision of this Agreement is determined to be void, invalid or unenforceable, the remainder shall be unaffected and shall be enforceable as if the void, invalid or unenforceable part was not a provision of the Agreement.

E.Entire Agreement.  This Agreement and its attached exhibits, which by this reference are hereby incorporated into and made a part of this Agreement as if set forth herein verbatim, contain the entire understanding of the parties to this Agreement and supersede and replace all former agreements or understandings, oral or written, between Company and Executive, including any offer letter sent to Executive, regarding the subject matter hereof.

F.Modification and Waiver. This Agreement may not be amended except by a written instrument signed by both Parties which specifically refers to the particular provision or provisions being amended.  No provision of this Agreement may be waived except in a written instrument that specifically refers to the particular provision or provisions being waived and is signed by the Party against whom the waiver is being asserted.  No waiver by any Party of any right, power or privilege hereunder shall constitute a waiver of any other right, power or privilege hereunder, and no waiver by any party of any breach of a provision hereunder shall constitute a waiver of any other breach of that or any other provision of this Agreement.

G.Taxes; Withholding.  All compensation and benefits payable to Executive under this Agreement shall be subject to all income and other employment tax withholding and reporting required by federal, state or local law with respect to compensation, benefits and reimbursable expenses paid by a corporation to an employee.  Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

H.Assistance in Litigation.  Executive shall reasonably cooperate with Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Company that relate to events or occurrences that transpired while Executive was employed by Company.  Executive’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times.  Executive also shall cooperate fully with Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by Company.  Notwithstanding anything to the contrary in this Section 17(H), unless otherwise mutually agreed between Executive and Company in writing and, for each day that Executive performs services under this Section 17(H) Executive shall be reimbursed for his reasonable out-of-pocket expenses and Company shall pay Executive a per diem cash amount equal to 130% of Executive’s Base Salary rate on the Date of Termination.

I.Beneficiaries; References.  Executive shall be entitled to select (and change to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving Company written notice thereof.  In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.  Any reference to any gender in this Agreement shall include, where appropriate, the other gender.

J.Voluntary Agreement.  Each Party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily and without duress, agrees to all of the terms set forth in this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein.  Without limiting the generality of the previous sentence, Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

K.Effect of Headings.  Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement.

L.Counterparts.  This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument.  All signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

Signature Page

Of

Employment Agreement

In Witness Whereof, Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Executive has duly executed and delivered this Agreement, as of the date first written on page 1 of this Agreement.

KemPharm, Inc. (“Company”):	R. LaDuane Clifton (“Executive”):

By:	/s/ Travis Mickle	/s/ R. LaDuane Clifton
Travis Mickle President and Chief Executive Officer

Exhibit A

List of Outside Business Activities

Description:  Financial management consulting services

Party:  The LGL Group, Inc.

Duration:  Expected to continue through June 2015

Comments:  Work expected to be performed primarily after hours and in a manner that does not interfere with priorities for KemPharm. Executive will not sign any SEC reports on behalf of LGL Group, Inc. after April 1, 2015.